EXHIBIT 10.5

The Delaware County Bank & Trust Company

09/23/2011

Policy Name: Senior Manager Severance Policy

I.	Policy Statement

In the event an involuntary termination results from a change in ownership of The Delaware County Bank & Trust Company (DCB&T) (as defined below), this severance policy has been established to provide a financial bridge while affected senior managers reporting directly to the President/CEO and all First Vice Presidents (“eligible employees”) seek other employment. DCB&T does not provide severance payments to terminated employees other than as expressly provided herein.

If DCB&T merges with, is acquired by, or sells substantially all of its assets to an entity not affiliated with the Bank or an entity created for the express purpose of facilitating such a transaction and the successor entity, during a period of one (1) year following the closing date of such merger, acquisition, or sale (the “closing date”), does any of the following: i) reduces an eligible employee’s base salary which was in effect on the closing date; ii) substantially reduces benefits to be provided to an eligible employee in effect on the closing date; or iii) assigns an eligible employee to a position that requires an eligible employee to move his/her home, the affected eligible employee may voluntarily terminate and, upon return of all Bank property and the execution of a release in a form acceptable to the Bank of all claims against the Bank and related parties, be eligible for the severance provided for herein.

This Severance Policy shall be binding upon DCB&T, its successors and assigns and is personal as to the employee. Severance benefits may not be assigned by the employee except that the personal representative of the employee, his/her heirs, or guardian, as the case may be, shall have the right to enforce the provisions of this policy relating to any compensation due to the employee.

II. Guidelines

The following are guidelines that govern severance benefits:

•	Severance will be based on the eligible employee’s base monthly salary, not including bonuses or incentives, at the time of termination.

•	Each Senior Manager and First Vice President will receive one year of severance benefits.

•	Severance benefits will be paid out on a monthly basis at the end of each full month in which the affected employee is unemployed, for a period of up to one year.

•	Severance benefits will cease if the employee obtains other employment. However, if that employment is at a lower salary, then the difference will be paid for the rest of the one year term.

Revised and Board Approved 09/23/2011

EXHIBIT 10.5

The Delaware County Bank & Trust Company

09/23/2011

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Upon termination, an eligible employee will be subject to the same benefit considerations given to all other terminated employees, per relevant policy (ies) or Summary Plan Description(s). Eligible employees will be eligible for medical insurance continuation as described under COBRA. The termination date for COBRA will be the last day of the month in which employment ceases.

•	The affected employee agrees to return all company-owned property upon termination.

DCB&T has the right to make changes to or modify this policy at any time with or without notice, except in the case of a possible or actual merger, in which case this policy will be in effect for a minimum of one year after the merger date.

Senior Manager Severance Policy

Revised and Board Approved 09/23/2011